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                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

         Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the parties hereby agree to the joint filing of the Statement on Schedule 13D with respect to the shares of common stock, par value $.001 per share, of Star Multi Care Services, Inc., with the Securities and Exchange Commission and any other applicable authorities or parties. The parties hereto further agree that this Joint Filing Agreement ("Agreement") be included as an Exhibit thereto. In addition, each party to this Agreement agrees to file jointly any and all subsequent amendments to such Statement on Schedule 13D and expressly authorizes each other party hereto to file the same on its behalf as such filing party deems necessary or appropriate, until such time as a party hereto shall notify the others in writing of its desire to terminate this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

Date:  December 17, 2001

                                                 JERICHO CAPITAL CORP. SEP F/B/O
                                                 KENNETH GREENE


                                                 By:
                                                    ----------------------------
                                                    Kenneth Greene


                                                 -------------------------------
                                                 Kenneth Greene


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